UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OLD DOMINION FREIGHT LINE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 22, 2004

Dear Old Dominion Shareholder:

At the 2004 Annual Meeting to be held on May 17, 2004, you will be asked to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock that we may issue from 25 million to 100 million. Approval of the proposed amendment to the articles is appropriate to enable the Company to issue additional shares as the Board of Directors considers appropriate from time to time, as described in our proxy statement for the Annual Meeting.

Today we announced a 3-for-2 stock split payable to shareholders of record on May 6, 2004. All shareholders as of the close of business on the record date will receive one additional share of stock for every two shares owned. The stock split will be effected in the form of a 50% stock dividend.

This stock split will require the issuance of an additional 8,029,676 shares, bringing our total shares outstanding to 24,089,028, and will leave only 910,972 shares available for issuance under our current 25 million authorization. Accordingly, the Board continues to believe that it is in the best interests of Old Dominion for the shareholders to approve the proposed amendment and recommends that you vote “FOR” the proposed amendment. The proposal requires the favorable vote of the holders of two-thirds of the shares of common stock.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Earl E. Congdon

Earl E. Congdon Chairman and CEO